Exhibit B
                    CSW Energy, Inc./CSW International, Inc.
                            Non-recourse Indebtedness
                               September 30, 1998
                                   (thousands)


                   Initial                               Inflation
     Type          Term          Rate      Maturity  Adjustment Amount
-----------------  ------------  --------  --------- ---------- --------------

Eurobond           10 years      8.500%    2005      None       100,000 pounds
Eurobond           10 years      8.875%    2006      None       100,000 pounds
Yankee Bond         5 years      7.980%    2001      None       129,116 pounds
Yankee Bond        10 years      8.750%    2006      None       129,116 pounds
Fixed Rate Loan     7 years      8.250%    2003      None       139,633 pounds
Loan Notes          7 years      6.563%    2002      None        25,723 pounds
Revolver            5 years      7.600%    2001      None        95,500 pounds
Senior Notes        5 years      6.875%    2001      None      $200,000